EXHIBIT 10.4

EXECUTION VERSION

LADERA VENTURES CORP.

CONFIDENTIAL

April 27, 2018

MM Enterprises USA, LLC

10115 Jefferson Blvd.

Culver City, California  90232

Attention: Adam Bierman, Co-Founder and Chief Executive Officer

Dear Sirs:

Re: Acquisition of Issued and Outstanding Voting Units of MM Enterprises USA, LLC

This letter agreement (“Letter Agreement”) sets out our mutual understanding of the basic terms and conditions upon which Ladera Ventures Corp. (“Acquiror”) will become the indirect holder of all of the issued and outstanding voting units of MM Enterprises USA, LLC (“MedMen”). Acquiror is a “reporting issuer” in the Provinces of British Columbia and Alberta (together, the “Reporting Provinces”), and it is intended that the Transaction (as defined herein) will result in a reverse take-over of the Acquiror by MedMen and its members and the listing of the shares of Acquiror on the Canadian Securities Exchange (“CSE”) as of the effective time of the Transaction.

The acceptance of this Letter Agreement will be followed by the negotiation of definitive documentation (the “Transaction Documents”) setting forth the detailed terms of the Transaction and containing the material terms and conditions set out in this Letter Agreement and such other terms and conditions as are customary for transactions of the nature and magnitude contemplated herein. All documentation shall be in form and content satisfactory to each of Acquiror and MedMen, each acting reasonably.

Subject to the conditions set forth herein, the terms of this Letter Agreement are intended to create binding obligations on Acquiror and MedMen.

Terms of Transaction and Related Matters

1.

Subject to the terms hereof, Acquiror and MedMen will enter into a business combination by way of an amalgamation, arrangement, takeover bid, share purchase or other similar form of transaction or a series of transactions that have a similar effect (the “Transaction”). The parties agree that the final structure of the Transaction is subject to receipt of final tax, corporate and securities law advice for both Acquiror and MedMen; provided that the Transaction shall be structured so as to provide the holders of MedMen Units (as defined herein) with the tax benefits previously contemplated by MedMen.

2.

It is understood that MedMen may issue an unlimited number of units with the consent of the manager of MedMen and the consent of members of MedMen holding a majority of units of MedMen then-outstanding. Notwithstanding the foregoing, the manager of MedMen without any further consent of the members of MedMen may cause MedMen to issue Class A Units or Class B Units (collectively, the “MedMen Units”) in exchange for capital contributions of up to an aggregate of two hundred million dollars (US$200,000,000); provided that such Class A Units or Class B Units must be issued for a purchase price of not less than four dollars (US$4.00) per unit. As of the date of this Letter Agreement, 5,181,786 Class A Units of MedMen and 220,113,217 Class B Units of MedMen are issued and outstanding and Class B Units are issuable pursuant to the outstanding convertible notes (the “MedMen Convertible Notes”) and warrants of MedMen (the “MedMen Warrants”), the terms of which are based on the Subscription Receipt Offering Price (as defined herein). Notwithstanding the foregoing, MedMen may issue additional Units, MedMen Convertible Notes or MedMen Warrants or other convertible or equity linked securities either before or after the effective date of the Transaction.

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3.

It is understood that the authorized share capital of Acquiror consists of an unlimited number of common shares without nominal or par value (the “Acquiror Shares”) and an unlimited number of preferred shares (the “Acquiror Preferred Shares”), of which, immediately prior to the closing of the Transaction (i) no more than such number of Acquiror Shares will be issued and outstanding such that existing holders of Acquiror Shares will receive upon completion of the Transaction Acquiror Consolidated Shares (as defined below) in an amount that are equivalent to in aggregate US$6,000,000, based on the Subscription Receipt Offering Price (the “Maximum Acquiror Shares”) and no other Acquiror Consolidated Shares will be reserved for issuance or be issuable, whether pursuant to any convertible securities of Acquiror or otherwise, and (ii) no Acquiror Preferred Shares will be issued and outstanding nor be reserved for issuance or be issuable, whether pursuant to any convertible securities of Acquiror or otherwise.

4.

Prior to the completion of the Transaction, the Acquiror will diligently seek shareholder approval, including by way of calling and holding a meeting of its shareholders (the “Acquiror Shareholder Meeting”) in accordance with applicable corporate and securities laws, to effect (i) the creation of a new class of non-participating super voting shares of the Acquiror (the “Super Voting Shares”) and the creation of a new class of shares of the Acquiror (the “Alternate Shares”), if determined to be necessary by MedMen upon receipt of final tax, corporate and securities law advice, which Alternate Shares shall have economic and voting rights equivalent or subordinate to the Acquiror Consolidated Shares and shall be convertible into or exchangeable or redeemable for Acquiror Consolidated Shares, in each case with such terms and conditions as proposed by MedMen; (ii) the election of nominees of MedMen to the board of directors of Acquiror, and the creation of the applicable number of casual vacancies on the board of directors of Acquiror as requested by MedMen, conditional upon the completion of the Transaction; (iii) the Transaction or a component thereof (as may be required by the CSE, the TSX Venture Exchange or the NEX board of the TSX Venture Exchange (together, the “TSXV”) or as appropriate in lieu of one or more of the foregoing resolutions); and (iv) such other matters as MedMen may reasonably request in connection with the completion of the Transaction.

5.

Prior to the completion of the Transaction, MedMen will complete a private placement of subscription receipts (the “Subscription Receipts”) directly or through a special purpose corporation (“Finco”) at a price per Subscription Receipt (the “Subscription Receipt Offering Price”) to be determined in the context of the market, to raise aggregate gross proceeds of up to US$50,000,000, or such larger amount as may be agreed to by the applicable parties to such private placement (the “Private Placement”). All Subscription Receipts issued would be convertible, for no additional consideration, into one common share of Finco (each, a “Finco Share”) for each Subscription Receipt, which securities of Finco shall be exchanged by the holders thereof for economically equivalent securities of Acquiror, by way of an amalgamation (the “Amalgamation”) among Acquiror and/or Finco and a subsidiary of Acquiror or other appropriate entity, such as a member of MedMen, by way of a share exchange transaction between Acquiror and the holders of Finco Shares that occurs in connection with an Amalgamation or by way of a transaction with similar effect, in connection with the completion of the Transaction, and which securities of Acquiror shall be freely-tradable in each of the provinces and territories of Canada.

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6.	Pursuant to the applicable steps of the Transaction, including the Amalgamation, the equity capital of Acquiror and MedMen shall be reorganized such that:

(a)	existing shareholders of Acquiror and holders of Finco Shares shall become holders of post-Consolidation (as defined below), post-Amalgamation Acquiror Shares (each, an “Acquiror Consolidated Share”);

(b)	Acquiror shall become the indirect holder of all voting units of MedMen, which units shall have economic participation rights in MedMen;

(c)

some or all of the existing holders of MedMen Units shall become holders of non-voting units of MedMen or shares of an affiliate thereof (each, a “Redeemable MedMen Security”), which securities shall have economic participation rights in MedMen or its applicable affiliate and which securities shall be redeemable at the election of their holders for, on a 1:1 basis, Acquiror Consolidated Shares or for cash (such determination to be made by MedMen or its applicable affiliate);

(d)	some of the existing MedMen Units may be reorganized such that they are converted or otherwise exchanged for Alternate Shares;

(e)	Messrs. Bierman and Modlin in their personal capacity will subscribe for the applicable Super Voting Shares, which Super Voting Shares shall not have any economic participation rights in Acquiror;

(f)	the MedMen Convertible Notes shall be reorganized as may be determined to be appropriate by MedMen;

(g)	the MedMen Warrants shall be reorganized as may be determined to be appropriate by MedMen; and

(h)	holders of any other convertible securities of MedMen shall become entitled to receive Redeemable MedMen Securities.

7.

MedMen covenants and agrees to forthwith complete the preparation of financial statements as required by the CSE and applicable securities laws, which will include audited annual financial statements for its most recently completed fiscal year and if, and as required, interim financial statements for its most recently completed interim period following its most recently completed fiscal year, all as audited or reviewed by the auditors of MedMen as required by, and in accordance with, applicable securities regulations and the policies of the CSE.

8.

Upon closing of the Transaction, all directors of the Acquiror shall resign and the board of directors of the Acquiror shall be reconstituted in accordance with the applicable approval at the Acquiror Shareholder Meeting (including with the applicable number of casual vacancies on the board of directors of the Acquiror as requested by MedMen), and all officers of the Acquiror shall resign and be replaced by nominees of MedMen, in a manner that complies with the requirements of the CSE and applicable securities and corporate laws.

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Conditions Precedent

9.	The completion of the Transaction shall be subject to the following conditions precedent being satisfied prior to the date of closing of the Transaction (the “Closing Date”):

(a)	Conditions Precedent for the Benefit of Acquiror:

(i)

other than approval of the board of directors of Acquiror, receipt of all required approvals and consents for the Transaction and all related matters and for this Letter Agreement and the Transaction Documents, including without limitation:

A.	the receipt of all requisite approvals of Acquiror’s shareholders, as required by the CSE, the TSXV or applicable corporate or securities laws to implement the Transaction;

B.

the approval of CSE for the listing of the Acquiror Consolidated Shares (including Acquiror Consolidated Shares issuable upon redemption of the Redeemable MedMen Securities and upon exercise, exchange or conversion of convertible securities of Acquiror and MedMen);

C.	the approval of the TSXV in respect of the delisting of the Acquiror Shares from the TSXV; and

D.	the approval of any third parties from whom MedMen must obtain consent including any lenders or financial institutions;

(ii)

no material adverse change shall have occurred in the business, results of operations, assets, liabilities, condition (financial or otherwise) or affairs of MedMen (considered on a consolidated basis) between the date that an external auditor issues an opinion as to the applicable financial statements of MedMen and the completion of the Transaction;

(iii)

the representations and warranties of MedMen contained in this Letter Agreement and the Transaction Documents addressed to Acquiror shall be true and correct in all material respects as of the Closing Date, other than as a result of any change, agreed upon by the parties, in any component of the Transaction or any transactions related thereto;

(iv)	there being no prohibition under applicable laws against consummation of the Transaction;

(v)

no legal proceeding shall be pending or threatened in writing wherein an unfavourable judgment, order, decree, stipulation or injunction would (A) prevent consummation of any component of the Transaction or any transaction related to the Transaction, or (B) cause any component of the Transaction or any transaction related to the Transaction to be rescinded following consummation;

(vi)

no inquiry or investigation (whether formal or informal) in relation to MedMen or its directors, members, managers, or officers, as applicable, shall have been commenced or threatened by the CSE, the TSXV, any relevant securities commission or other federal, state or local regulatory body having jurisdiction, such that the outcome of such inquiry or investigation could have a material adverse effect on Acquiror after giving effect to the Transaction;

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(vii)	MedMen shall be in compliance in all material respects with the terms of this Letter Agreement and the Transaction Documents;

(viii)	the Private Placement shall have been completed;

(ix)

the existing letter agreement dated as of April 11, 2018 (the “Existing Letter Agreement”) between MedMen and OutdoorPartner Media Corporation in respect of a business combination shall have been terminated; and

(x)	all directors, officers and members of management of Acquiror and any subsidiary of Acquiror shall have received releases from the Acquiror in form and substance acceptable to them, acting reasonably.

(b)	Conditions Precedent for the Benefit of MedMen:

(i)

other than approval of the manager of MedMen and MedMen members, receipt of all required approvals and consents for the Transaction and all related matters and for this Letter Agreement and the Transaction Documents, including without limitation:

A.	the receipt of all requisite approvals of Acquiror’s shareholders, as required by the CSE, the TSXV or applicable corporate or securities laws to implement the Transaction;

B.

the approval of CSE for the listing of the Acquiror Consolidated Shares (including Acquiror Consolidated Shares issuable upon redemption of the Redeemable MedMen Securities and upon exercise, exchange or conversion of convertible securities of Acquiror and MedMen);

C.	the approval of the TSXV in respect of the delisting of the Acquiror Shares from the TSXV;

D.	the approval of any third parties from whom MedMen must obtain consent including any lenders or financial institutions, state and local regulators, licensors and strategic partners;

E.	the approval of the board of directors of Acquiror of a change of its name to such name as may be requested by MedMen and acceptable to the applicable regulatory authorities; and

F.

the approval of the board of directors of Acquiror of a consolidation of the Acquiror Shares on a basis required to ensure that the Acquiror has no more than the Maximum Acquiror Shares issued and outstanding as of immediately prior to the Closing Date (the “Consolidation”);

(ii)

each Acquiror Consolidated Share, Super Voting Share and Alternate Share issuable pursuant to the Transaction or upon redemption of the Redeemable MedMen Securities shall be issued or be issuable as fully paid and non-assessable shares in the capital of the Acquiror, free and clear of any and all encumbrances, liens, charges, demands of whatsoever nature, except those imposed pursuant to the escrow restrictions of the CSE, and shall be exempt from the prospectus requirements of applicable Canadian securities laws in each of the provinces and territories of Canada either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces and territories of Canada or by virtue of applicable exemptions under such Canadian securities laws and such securities shall not be subject to resale restrictions under applicable Canadian securities laws (other than as applicable to control persons, pursuant to section 2.6 of National Instrument 45-102 – Resale of Securities);

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(iii)

the director nominees of MedMen shall have been elected to the board of directors of Acquiror, and the applicable number of casual vacancies on the board of directors of Acquiror as requested by MedMen shall have been created, conditional upon the completion of the Transaction, and the management nominees of MedMen (the “MedMen Management Nominees”) shall have been duly appointed as the management of Acquiror as of the time of closing of the Transaction;

(iv)

no material adverse change shall have occurred in the business, results of operations, assets, liabilities, condition (financial or otherwise) or affairs of Acquiror or any subsidiary of Acquiror between the date of signing this Letter Agreement and the completion of the Transaction except for the expenditure of funds or incurrence of accrued liabilities required to maintain Acquiror’s status as a reporting issuer in good standing in the Reporting Provinces, or as otherwise required in connection with the completion of the transactions contemplated in this Letter Agreement;

(v)

the representations and warranties of Acquiror contained in this Letter Agreement and the Transaction Documents shall be true and correct in all material respects as of the Closing Date, other than as a result of any change in the issued and outstanding securities of Acquiror as a result of the Transaction;

(vi)	there being no prohibition under applicable laws against consummation of the Transaction;

(vii)

no legal proceeding shall be pending or threatened in writing wherein an unfavourable judgment, order, decree, stipulation or injunction would (A) prevent consummation of any component of the Transaction or any transaction related to the Transaction, or (B) cause any component of the Transaction or any transaction related to the Transaction to be rescinded following consummation;

(viii)

no inquiry or investigation (whether formal or informal) in relation to Acquiror or any subsidiary of Acquiror or its directors, officers or shareholders shall have been commenced or threatened by the CSE, the TSXV, any securities commission or other federal, state, provincial or local regulatory body having jurisdiction, such that the outcome of such inquiry or investigation could have a material adverse effect on Acquiror after giving effect to the Transaction;

(ix)	Acquiror shall be in compliance in all material respects with the terms of this Letter Agreement and the Transaction Documents;

(x)

all directors, officers and members of management of Acquiror and any subsidiary of Acquiror shall have delivered resignations and releases in form and substance acceptable to MedMen, acting reasonably, and no termination, severance or other fees shall be payable to any such directors, officers or members of management of Acquiror and any subsidiary of Acquiror in connection with such resignations and releases;

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(xi)

the CSE shall not have objected to the appointment of the MedMen nominees to the board of directors of Acquiror, or of the MedMen Management Nominees to the management of Acquiror, each upon closing of the Transaction;

(xii)

immediately prior to the Closing Date, no more than the Maximum Acquiror Shares will be issued and outstanding and no other Acquiror Shares will be reserved for issuance or be issuable, whether pursuant to any convertible securities of Acquiror or otherwise;

(xiii)	the Private Placement shall have been completed on terms and conditions acceptable to MedMen, acting reasonably;

(xiv)	the Voting Support Agreements (as defined herein) shall have been entered into in accordance with Section 13(k) and complied with in all material respects;

(xv)

the 8,000,000 subscription receipts in the capital of the Acquiror (the “Acquiror Subscription Receipts”) issued by the Acquiror pursuant to a non-brokered private placement completed on March 7, 2018 (the “Acquiror Subscription Receipt Offering”) shall have been converted into their underlying securities, such securities being one Acquiror Share and one Acquiror Share purchase warrant (each, an “Acquiror Warrant”) in respect of each Acquiror Subscription Receipt, in accordance with the terms thereof and in compliance with applicable laws and the rules and policies of the TSXV;

(xvi)

the aggregate gross proceeds raised from the Acquiror Subscription Receipt Offering, being C$600,000, shall have been released unconditionally by the escrow agent for the Acquiror Subscription Receipt Offering to the Acquiror;

(xvii)

MedMen shall have received evidence satisfactory to MedMen, acting reasonably, as to the cancellation of all Acquiror Warrants and/or any entitlement thereto upon conversion of the Acquiror Subscription Receipts, without payment or delivery by the Acquiror of any consideration for such cancellation to the holders or contemplated holders of the Acquiror Warrants;

(xviii)

immediately prior to the Closing Date, and prior to the payment of (A) any costs associated with the transactions contemplated herein, which costs shall be no more than C$30,000, and (B) any CSE listing fees, the Acquiror shall have a working capital position of not less than C$317,000 and a cash position of not less than C$317,000, provided that if the Closing Date occurs after June 30, 2018, such working capital and cash position amounts will decrease by approximately C$12,000 per month; and

(xix)	the Existing Letter Agreement shall have been terminated.

(c)	Conditions Precedent and Right of Waiver:

(i)	The conditions precedent set out in Section 9(a) are inserted for the sole benefit of Acquiror and the conditions precedent set out in Section 9(b) are inserted for the sole benefit of MedMen.

(ii)

The said conditions precedent may be waived in whole or in part by the party or parties for whose benefit they are inserted in that party’s or those parties’ sole and absolute discretion. No such waiver shall be of any effect unless it is in writing signed by the party or parties granting the waiver.

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Representations and Warranties of MedMen

10.	MedMen represents and warrants to Acquiror as of the date hereof as follows:

(a)

the issued unit capital of MedMen, as of the date of this Letter Agreement, consists of a total of 5,181,786 Class A Units and 220,113,217 Class B Units, which are validly issued and outstanding as fully paid and non-assessable units in the capital of MedMen and all MedMen Units issued and outstanding immediately prior to the closing of the Transaction shall be validly issued and outstanding as fully paid and non-assessable units in the capital of MedMen; provided that notwithstanding the foregoing, MedMen may issue additional Units, MedMen Convertible Notes or MedMen Warrants or other convertible or equity linked securities either before or after the effective date of the Transaction;

(b)	MedMen has been formed and is existing under the laws of the State of Delaware, and is not and will not be a reporting issuer or the equivalent in any jurisdiction at the time of the Transaction;

(c)	there are no material claims, actions, suits, judgments, litigation or proceedings outstanding, pending, or to MedMen’s knowledge, threatened against MedMen (considered on a consolidated basis);

(d)

MedMen has the corporate power and authority to enter into this Letter Agreement and to carry out the transactions contemplated hereby, subject to approvals from state and local regulatory agencies, and the execution and delivery of this Letter Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of MedMen, subject to those approvals that will be obtained prior to completion of the Transaction, including receipt of all applicable approvals of members of MedMen; and

(e)

other than the approval of the CSE and the manager and members of MedMen, no permit, authorization or consent of any party is necessary on the part of MedMen for the consummation by MedMen of the Transaction, and the execution and delivery of this Letter Agreement and the consummation by MedMen of the Transaction will not result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default under any material indenture, agreement or other instrument to which MedMen is a party or by which it is bound.

Representations and Warranties of Acquiror

11.	Acquiror represents and warrants to MedMen, both as of the date hereof, and as of the Closing Date (except as otherwise noted below), as follows:

(a)

5,423,790 Acquiror Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of Acquiror as of the date hereof and no more than the Maximum Acquiror Shares will be issued and outstanding as of immediately prior to the Closing Date and no other Acquiror Shares will be reserved for issuance or be issuable as of immediately prior to the Closing Date. No Acquiror Preferred Shares are issued and outstanding in the capital of Acquiror as of the date hereof and no Acquiror Preferred Shares will be issued and outstanding as of immediately prior to the Closing Date and no Acquiror Preferred Shares will be reserved for issuance or be issuable as of immediately prior to the Closing Date;

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(b)

other than 8,000,000 Acquiror Subscription Receipts held by the persons and companies disclosed by the Acquiror to MedMen, each being convertible into one Acquiror Share and one Acquiror Warrant, no person has any agreement, right or option (whether direct, indirect or contingent or whether pre-emptive, contractual or by law) to purchase or otherwise acquire any of the unissued shares in the capital of Acquiror or for the issue of any other unissued securities of any nature or kind of Acquiror;

(c)

Acquiror is incorporated, existing and in good standing under the laws of the Province of British Columbia and is a “reporting issuer” in the Reporting Provinces within the meaning of applicable securities legislation in good standing and not included in a list of defaulting reporting issuers maintained by the applicable securities regulators in such provinces, and no securities commission, securities exchange or court has issued any order or obtained any undertaking adversely impacting or preventing the Transaction, as currently contemplated, or the trading of any securities of Acquiror, and no proceedings for such purpose are pending or, to the best knowledge of Acquiror, are threatened. The issued and outstanding Acquiror Shares are listed and posted for trading on the NEX board of the TSXV and Acquiror has not taken any action which would be reasonably expected to result in the delisting or suspension of such Acquiror Shares on or from the NEX board and Acquiror is currently in compliance with the rules and policies of the TSXV. All material filings and fees required to be made and paid by Acquiror pursuant to applicable securities laws and the rules and policies of the TSXV have been made and paid;

(d)	Acquiror does not have any subsidiaries or any equity or other interests in any other person or incorporated or unincorporated entity;

(e)

there is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress or, to the knowledge of Acquiror, threatened of or against Acquiror before any court, regulatory or administrative agency or tribunal;

(f)

Acquiror is not in breach or default of, and the execution and delivery of this Letter Agreement and the performance by Acquiror of its obligations hereunder, do not and will not conflict with or result in a breach or violation of any of the terms of or provisions of, or constitute a default under, whether after notice or lapse of time or both (i) any applicable laws, including applicable securities laws; (ii) the articles, by-laws or resolutions of Acquiror; (iii) any agreement, debt instrument or other instrument or arrangement of or binding Acquiror; or (iv) any judgment, decree or order binding Acquiror or its properties or assets;

(g)

there are no claims, actions, suits, judgments, orders, litigation or proceedings outstanding, pending against or affecting Acquiror, and Acquiror is not aware of any existing ground on which any such claim, action, suit, judgment, order, litigation or proceeding might be commenced;

(h)

Acquiror has the corporate power and authority to enter into this Letter Agreement and to carry out the transactions contemplated hereby and the execution and delivery of this Letter Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquiror, subject to the receipt of all requisite shareholder approvals of Acquiror;

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(i)

this Letter Agreement constitutes a valid and binding obligation of Acquiror enforceable against it in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought;

(j)

other than the approval of the CSE, the shareholders of Acquiror and, in respect of the delisting of the Acquiror Shares from the TSXV, the TSXV, no permit, authorization or consent of any party is necessary for the consummation by Acquiror of the Transaction, and the execution and delivery of this Letter Agreement and the consummation by Acquiror of the Transaction will not result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any statute, regulation, law, judgment, order or decree to which Acquiror is subject or by which it is bound or any indenture, agreement or other instrument to which Acquiror is a party or by which it is bound;

(k)

since October 31, 2017: (i) there has not been any material change in the business, assets, liabilities, obligations (absolute, accrued, contingent or otherwise), condition (financial or otherwise), prospects or results of operations of Acquiror; (ii) there has not been any material change in the equity capital or long-term debt of Acquiror, other than the completion by Acquiror of the Acquiror Subscription Receipt Offering; and (iii) Acquiror has carried on business in the ordinary course;

(l)	since October 31, 2001, Acquiror has carried on no active business other than seeking assets or businesses to merge with or acquire;

(m)

all documents and information filed by the Acquiror on SEDAR subsequent to January 1, 2014 were true and correct in all material respects as of the respective dates of such documents and information and contains all material facts pertaining to the securities of the Acquiror and does not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Since January 1, 2014, Acquiror has been in compliance in all material respects with its timely and continuous disclosure obligations under applicable securities laws in Canada, including insider reporting obligations, and, without limiting the generality of the foregoing, there has been no material change or material fact as to Acquiror that has occurred, which has not been publicly disclosed. Acquiror has not filed any confidential material change reports which remain confidential as at the date hereof and there are no circumstances presently existing under which liability is or would reasonably be expected to be incurred under Part 16.1 – Civil Liability for Secondary Market Disclosure of the Securities Act (British Columbia) and analogous provisions under applicable securities laws in the Province of Alberta. All documents and information filed by the Acquiror on SEDAR subsequent to January 1, 2018 together constitute full, true and plain disclosure of all material facts relating to the Acquiror and the securities of Acquiror;

(n)

all information relating to the Acquiror and its business, assets, properties and liabilities, provided or made available to MedMen by the Acquiror is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Acquiror has provided to MedMen all, and not withheld from MedMen any, material facts relating to the Acquiror and the securities of the Acquiror;

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(o)	as of the date hereof the Acquiror has a working capital deficiency of C$126,718, including a cash position of C$2,751; and

(p)

the Acquiror is no longer carrying on any activities in connection with its previous businesses within the mineral resources and oil and gas sectors and in that respect no longer holds any mineral or oil and gas assets or other operations or liabilities or obligations (absolute, accrued, contingent or otherwise), environmental or otherwise, in connection with such previous businesses. To the best of the Acquiror’s knowledge, all such previous businesses of the Acquiror within the mineral resources and oil and gas sectors were conducted in compliance with all applicable environmental laws and workplace health and safety laws, regulations and policies. There are no environmental claims, actions, proceedings, investigations, audits, evaluations, assessments, or reclamation or closure obligations outstanding, pending or, to the knowledge of the Acquiror, threatened against the Acquiror and the Acquiror knows of no basis for any such matters to arise against the Acquiror in the future. The Acquiror is no longer subject to any reporting obligations under National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities.

Standstill and Agreement to Support Transactions

12.	MedMen hereby agrees from the date hereof until the Termination Date (as hereinafter defined):

(a)

not to initiate, propose, assist or participate in any activities or solicitations in opposition to or in competition with the Transaction and, without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any shareholder proposal, acquisition of MedMen securities (other than in connection with any private placements or asset acquisitions by MedMen) or any other form of transaction inconsistent with completion of the Transaction, and not to take actions of any kind which may be reasonably expected to reduce the likelihood of success of the Transaction, except as required by statutory law;

(b)

to disclose to Acquiror any unsolicited offer it has received: (i) for the purchase of its securities, or any portion thereof, or (ii) of any amalgamation, arrangement, merger, business combination, take-over bid, tender or exchange offer, variation of a take-over bid, tender or exchange offer or similar transaction involving MedMen made to the manager or officers of MedMen, or directly to MedMen’s securityholders;

(c)	to use its reasonable commercial efforts to complete the Transaction and to not take any action contrary to or in opposition to the Transaction;

(d)

not to alter or amend MedMen’s constating documents or MedMen’s articles or by-laws in any manner which may adversely affect the success of the Transaction, except as is agreed to by Acquiror in writing or required to give effect to the matters contemplated herein;

(e)

to use its reasonable commercial efforts to obtain all approvals required in respect of the Transaction, including any lenders or financial institutions, state and local regulators, licensors and strategic partners; and

(f)

to cooperate fully with Acquiror and to use all reasonable commercial efforts to assist Acquiror in its efforts to complete the Transaction unless such cooperation and efforts would subject Acquiror to liability.

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13.	Acquiror hereby agrees from the date hereof until the Termination Date:

(a)	not to carry on any business except as contemplated herein;

(b)

not to issue any debt or equity or other securities, except as contemplated herein and agreed to by MedMen, or declare or pay any dividends or distribute any of Acquiror’s property or assets to shareholders;

(c)

not to borrow any money or incur any indebtedness (except for trades payable incurred in the ordinary course, or funds borrowed for ongoing operations in advance of the release to the Acquiror of the aggregate gross proceeds raised from the Acquiror Subscription Receipt Offering);

(d)	not to alter or amend Acquiror’s articles or by-laws except as contemplated herein and agreed to by MedMen;

(e)	not to enter into any transaction or contract, except as contemplated herein, without the prior written consent of MedMen;

(f)

not to initiate, propose, assist or participate in any activities or solicitations in opposition to or in competition with the Transaction and, without limiting the generality of the foregoing, not to take any actions to give effect to the completion of any transactions other than the Transaction, not induce or attempt to induce any other person to initiate any shareholder proposal, acquisition of Acquiror Shares or any other form of transaction inconsistent with completion of the Transaction, not to complete any fundraising activities and not to take actions of any kind which may reduce the likelihood of success of the Transaction, except as required by statutory law;

(g)

to disclose to MedMen any unsolicited offer it has received: (i) for the purchase of its shares, or any portion thereof, or (ii) of any amalgamation, arrangement, merger, business combination, take-over bid, tender or exchange offer, variation of a take-over bid, tender or exchange offer or similar transaction involving Acquiror made to the board of directors or management of Acquiror, or directly to Acquiror’s shareholders;

(h)	to use its reasonable commercial efforts to obtain any third parties approvals required in respect of the Transaction;

(i)

to cooperate fully with MedMen, and to use all reasonable commercial efforts to assist MedMen to complete the Transaction and to take all actions as are otherwise necessary to complete the Transaction, including satisfaction of all conditions precedent to the completion of the Transaction hereunder that are for the benefit of MedMen;

(j)

to use its reasonable commercial efforts to cause all Acquiror shareholders to vote their Acquiror Shares in favour of the Transaction and related matters, and otherwise approve the Transaction and related matters as required;

(k)

to use its commercially reasonable efforts to obtain prior to May 9, 2018, voting support agreements with MedMen (collectively, the “Voting Support Agreements”), in a form as reasonably agreed to by MedMen, from existing securityholders of Acquiror who, legally or beneficially own, or exercise control or discretion over, directly or indirectly, in aggregate at least 37% of the outstanding Acquiror Shares and 100% of the outstanding Acquiror Subscription Receipts (or any transferee who acquires any Acquiror Shares or Acquiror Subscription Receipts from any such securityholder after the date hereof), in each case pursuant to which such parties will, among other things, agree to vote their Acquiror Shares in favour of the Transaction and related matters and to not take any action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with, the completion of the Transaction or any related transactions contemplated in connection with the Transaction; and

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(l)

prior to the payment of (i) any costs associated with the transactions contemplated herein, which costs shall be no more than C$30,000, and (ii) any CSE listing fees, to have a working capital position of not less than C$317,000 and a cash position of not less than C$317,000 as of the Closing Date, provided that if the Closing Date occurs after June 30, 2018, such working capital and cash position amounts will decrease by approximately C$12,000 per month.

Escrow

14.

The parties acknowledge that a portion of the Acquiror Consolidated Shares, the Super Voting Shares and the Alternate Shares may be subject to escrow provisions which shall be imposed by the policies of the CSE. The parties further acknowledge that these escrowed shares shall be held in escrow and released, over time, as determined by the CSE. The parties agree that the terms of the escrow shall be negotiated by counsel for MedMen, in consultation with counsel for Acquiror, and the CSE, and the parties hereto agree to accept such terms as imposed by the CSE provided such escrow is in compliance with the published policies of the CSE. All parties agree to use their reasonable commercial efforts to obtain the most advantageous escrow terms for members of MedMen and the contemplated holders of the Super Voting Shares and of the Alternate Shares.

Expenses

15.

Notwithstanding any other provision herein, each of the parties hereto shall be responsible for its own costs and expenses incurred with respect to the transactions contemplated herein including, without limitation, all costs and expenses incurred prior to the date of this Letter Agreement and all legal and accounting fees and disbursements relating to preparing the Transaction Documents, calling and holding shareholder meetings, the application to the CSE for the listing of Acquiror Consolidated Shares, the application to the NEX board of the TSXV for the delisting of Acquiror Shares and preparing all other documentation and filings in connection with the Transaction, or otherwise relating to the transactions contemplated herein; provided that MedMen shall be responsible for all costs incurred by the Acquiror in connection with the rescheduling of the Acquiror’s shareholder meeting which had been contemplated to occur on May 15, 2018. Other than the application to the NEX board of the TSXV for the delisting of Acquiror Shares, the parties agree that MedMen and its counsel shall be primarily responsible, at MedMen’s cost, for preparation of all documentation and filings in connection with the Transaction, including, without limitation, the application to the CSE for the listing of Acquiror Consolidated Shares following completion of the Transaction, while the Acquiror and its counsel shall perform a review function and diligently cooperate and assist in the preparation of such documentation and required filings, at the Acquiror’s cost; however, each party shall permit the other party and its counsel to review the preparation of all documentation to be sent to shareholders of such party or otherwise used in connection with the approval of the Transaction and related matters by the shareholders of such party, the CSE and the TSXV.

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Closing and Good Faith Negotiations

16.

Acquiror and MedMen agree to proceed diligently and in good faith to negotiate and settle the terms of the Transaction Documents for execution, and to complete all transactions contemplated herein as soon as possible.

Confidentiality and Notice Obligations

17.

No disclosure or announcement, public or otherwise, in respect of this Letter Agreement or the transactions contemplated herein will be made by any party without the prior agreement of the other party as to timing, content and method, provided that the obligations herein will not prevent any party from making such disclosure or announcement as its counsel advises is required by applicable law or the rules and policies of the CSE or the TSXV, as applicable. If a party is required by applicable law or the rules and policies of the CSE or the TSXV, as applicable, to make such disclosure or announcement, such party will use commercially reasonable efforts to provide reasonable notice of such disclosure or announcement to the other party, including the proposed text of such disclosure or announcement, and provide the other party with a reasonable opportunity to review and comment on the same, which comments shall be reasonably considered by the first party. MedMen shall have the right to receive advance notice of any public filings to be made by Acquiror and Acquiror shall provide MedMen and its legal counsel with a reasonable period in advance to review and comment on such proposed public filings, which comments shall be reasonably considered by Acquiror.

18.

The parties acknowledge that their rights and obligations under this Letter Agreement shall in no way derogate from their rights and obligations in any confidentiality agreement that may be entered into by the parties in connection with the Transaction.

Termination

19.

This Letter Agreement shall terminate with the parties having no obligations to each other, other than in respect of the cost and expense provisions contained in Section 15 and the confidentiality provisions contained in Sections 17 and 18, and other than in respect of the liability of a party for breach of any of the terms or conditions set forth herein before the termination, on the day (the “Termination Date”) on which the earliest of the following events occurs:

(a)	written agreement of the parties to terminate this Letter Agreement;

(b)	the Transaction is not completed on or prior to July 31, 2018;

(c)

upon written notice from MedMen to Acquiror, in the event that there shall be any material change or change in a material fact in respect of Acquiror, or there should be discovered any previously undisclosed material fact required to be disclosed by Acquiror or new material fact in respect of Acquiror, which, in the reasonable opinion of MedMen, has or would be expected to have an adverse effect on the business, affairs, prospects, results of operations, assets, liabilities, capital or condition (financial or otherwise) of Acquiror (post-Transaction) or MedMen (each considered on a consolidated basis); and

(d)

upon written notice from MedMen to Acquiror, in the event that Acquiror is in breach of any material term, condition or covenant of this Letter Agreement or any representation or warranty given by Acquiror in this Letter Agreement becomes or is false in any material respect.

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Miscellaneous

20.

This Letter Agreement shall be governed in all respects, including validity, interpretation and effect, in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the undersigned hereby irrevocably attorn to the non-exclusive jurisdiction of the Courts of the Province of British Columbia in respect of any matter arising hereunder or in connection herewith.

21.	No amendment, modification, restatement or supplement of this Letter Agreement or any provision of this Letter Agreement is binding unless it is in writing and executed each party hereto.

22.	All dollar amounts expressed herein are in Canadian currency, unless otherwise specified.

23.

This Letter Agreement will be binding upon, and will enure to the benefit of and be enforceable by, the parties hereto and their respective successors, permitted assigns, executors and administrators. No assignment of this Letter Agreement will be permitted without the written consent of the other party.

24.	This Letter Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto.

25.	This Letter Agreement may be executed in counterparts and evidenced by a facsimile or PDF email copy thereof and all such counterparts or facsimile or PDF counterparts shall constitute one document.

If  the terms of this Letter Agreement are acceptable, please communicate your acceptance by executing the duplicate copy hereof in the appropriate space below and returning such executed copy to us by facsimile or PDF copy to the attention of the undersigned.

[Signature Page Follows]

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Yours very truly,

LADERA VENTURES CORP.

Per:	/s/ Scott Ackerman
Name: Scott Ackerman
Title: President & Chief Executive Officer

THE TERMS OF THIS LETTER AGREEMENT are hereby accepted as of the 27th day of April, 2018.

MM ENTERPRISES USA, LLC,

a Delaware limited liability company

By: MM Enterprises Manager, LLC,

a Delaware limited liability company

Its Manager

/s/ Adam Bierman
By: Adam Bierman
Its: Manager

/s/ Andrew Modlin
By: Andrew Modlin
Its: Manager

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